First Internet Bancorp Quarterly Net Income Up 25% Year-over-Year,
17% over Prior Quarter
Record quarterly net income of $2.8 million, diluted earnings per share of $0.57

Fishers, Indiana, July 21, 2016 - First Internet Bancorp (the “Company”) (NASDAQ: INBK), the parent company of First Internet Bank (www.firstib.com), announced today financial and operational results for the second quarter 2016.

David Becker, Chairman, President and Chief Executive Officer, commented, “First Internet Bancorp continues to grow at an exceptional rate, with assets up more than 54% from one year ago. Our growth is meaningful because it produced outstanding interest and noninterest income results, fueling another quarter of record net income.

“We are reporting continued strong loan growth in both commercial and consumer loans, funded by deposit generation. To support our expanding balance sheet, we raised $22.8 million of equity capital during the quarter in an underwritten offering combined with sales through an ‘at-the-market’ equity offering program.

“Importantly, the growth of our net income outweighed the effect of the newly issued shares. Diluted earnings per share of $0.57 were up $0.04 per share over the linked quarter and $0.07 over second quarter 2015. Our results reflect our ability to execute our strategy and perform at a high level for a sustained period.”

Second quarter net income was a record $2.8 million and diluted earnings per share were $0.57. This compares with first quarter net income of $2.4 million and diluted earnings per share of $0.53 and second quarter 2015 net income of $2.3 million and diluted earnings per share of $0.50.

Highlights for the second quarter 2016 included:

▪	Diluted earnings per share of $0.57, increasing $0.04, or 7.5%, compared to the linked quarter and increasing $0.07, or 14.0%, compared to the second quarter 2015

▪	Solid quarterly performance

•	Return on average assets of 0.71%

•	Return on average shareholders’ equity of 9.67%

•	Return on average tangible common equity of 10.07%

▪	Total loan growth of $70.9 million, or 6.8%, compared to March 31, 2016 and $297.4 million, or 36.5%, compared to June 30, 2015

▪	Total deposit growth of $145.8 million, or 11.7%, compared to March 31, 2016 and $532.4 million, or 62.2%, compared to June 30, 2015

▪	Net interest income of $9.3 million, increasing $1.7 million, or 22.9%, compared to the second quarter 2015

▪	Noninterest income, excluding the gain on sale of securities and the loss on fixed assets discussed below, of $3.6 million, increasing $1.1 million, or 46.0%, compared to the second quarter 2015

▪	Strengthened capital levels following the equity offerings

•	Tangible common equity to tangible assets of 7.72%

•	Tier 1 leverage ratio of 8.08%

•	Common equity tier 1 capital ratio of 10.66%

•	Tier 1 capital ratio of 10.66%

•	Total risk-based capital ratio of 12.54%

During the second quarter, the Company recognized certain expenses associated with exiting its former headquarters location. Specifically, a lease impairment of $130,000 was recorded in noninterest expense and a loss on fixed assets of $45,000 related to the location was recorded as a reduction to noninterest income. In the aggregate, these items had a negative impact on diluted earnings per share of $0.02. Also during the second quarter, the provision for loan losses included a specific allowance of $0.5 million related to a commercial and industrial loan that was placed on nonaccrual status. Net of the impact of transferring the loan from the general reserve, this item negatively impacted pre-tax income by $0.4 million, or $0.05 per diluted share. Additionally, the Company recognized a gain on sale of investment securities of $177,000, or $0.02 per diluted share.

Net Interest Income and Net Interest Margin
Net interest income for the second quarter was $9.3 million compared to $9.1 million for the first quarter and $7.6 million for the second quarter 2015. Total interest income for the second quarter was $14.0 million, increasing $1.3 million, or 10.1%, compared to the first quarter and $3.8 million, or 37.9%, compared to the second quarter 2015. The increase in total interest income compared to the linked quarter was driven by a $133.4 million, or 59.3%, increase in average investment balances and an $81.3 million, or 8.2%, increase in average loans receivable. The growth in average investment and loan balances was partially offset by a decline of 18 bps in the yield earned on the loan portfolio from 4.43% for the first quarter to 4.25% for the second quarter. The decrease was driven primarily by a decline in prepayment fees related to commercial real estate loans and accelerated premium amortization related to early payoffs of purchased residential mortgages.

Total interest expense for the second quarter was $4.7 million, increasing $1.1 million, or 31.3%, compared to the first quarter and $2.1 million, or 82.4%, compared to the second quarter 2015. Average interest-bearing deposit balances increased $251.8 million, or 24.4%, compared to the linked quarter with the related cost of funds increasing 11 bps from 1.12% in the first quarter to 1.23% in the second quarter. The average interest-bearing deposit balance growth was driven primarily by an increase in average certificates of deposit balances of $233.5 million, or 41.5%, compared to the linked quarter. During the second quarter, the Company produced $168.1 million of new CD balances, which continued to enhance liquidity and asset/liability management. Most of the new CDs were in medium and long duration products as the weighted average term of the new production was approximately 28 months. As a result, the cost of funds related to CDs increased 9 bps during the quarter to 1.52% from 1.43% for the first quarter. Additionally, the cost of funds related to Advances from the Federal Home Loan Bank increased 36 bps as one $50.0 million borrowing converted from its first year floating rate of 0.00% (3 Month LIBOR less 75 bps) to a fixed rate of 1.05% for its remaining four year term. Overall, the total cost of interest-bearing liabilities increased 13 bps during the quarter to 1.30% from 1.17% for the first quarter.

Net interest margin (“NIM”) was 2.39% for the second quarter compared to 2.78% for the first quarter and 2.87% for the second quarter 2015. The effect of the decline in prepayment fees related to commercial real estate loans and accelerated premium amortization related to early payoffs of purchased residential mortgages combined with higher deposit costs contributed significantly to the quarterly decline in NIM, partially offset by the growth in the investment portfolio. Additionally, the Company carried excess liquidity during the quarter as cash inflows generated from year-to-date deposit activity and proceeds from the equity offerings outpaced loan growth and investment purchases, which also negatively impacted NIM.

Noninterest Income
Noninterest income for the second quarter was $3.7 million compared to $2.5 million for the first quarter and $2.5 million for the second quarter 2015. Excluding the gain on sale of securities of $177,000 and the loss on fixed assets of $45,000 related to the former headquarters location, the increase of $1.1 million, or 42.4%, compared to the linked quarter was driven by an increase of $1.0 million, or 46.2%, in mortgage banking revenue resulting from higher origination volumes and an improvement in gain on sale margin.

Noninterest Expense
Noninterest expense for the second quarter was $7.9 million compared to $7.0 million for the first quarter and $6.3 million for the second quarter 2015. Excluding the lease impairment related to the former headquarters location, the increase of $0.7 million, or 10.6%, compared to the linked quarter was due primarily to higher salaries and employee benefits and consulting and professional fees. The increase in salaries and employee benefits resulted from higher incentive compensation related to increased mortgage production and personnel growth. The increase in consulting and professional fees was due to higher legal expenses and consulting engagements that occurred during the quarter.

Income Taxes
Income tax expense was $1.4 million for the second quarter, resulting in an effective tax rate of 33.4%, compared to $1.3 million and an effective tax rate of 34.8% for the linked quarter and $1.2 million and an effective tax rate of 33.7% for the second quarter 2015.

Loans and Credit Quality
Total loans as of June 30, 2016 were $1.1 billion, increasing $70.9 million, or 6.8%, compared to March 31, 2016 and $297.4 million, or 36.5%, compared to June 30, 2015. Total commercial loan balances were $725.0 million as of June 30, 2016, increasing $58.6 million, or 8.8%, compared to March 31, 2016 and $276.0 million, or 61.5%, compared to June 30, 2015. Continued strong production in single tenant lease financing balances contributed significantly to the growth as balances increased $55.4 million, or 12.4%, compared to March 31, 2016 and $221.0 million, or 79.0%, compared to June 30, 2015. Commercial and industrial and owner-occupied commercial real estate production was solid as balances increased $4.2 million on a combined basis, or 2.8%, compared to March 31, 2016 and $29.0 million, or 22.5%, compared to June 30, 2015. Construction loan originations also continued to grow during the second quarter as balances increased $0.8 million, or 1.5%, compared to March 31, 2016 and $33.2 million, or 164.8%, compared to June 30, 2015.

Total consumer loan balances were $382.8 million as of June 30, 2016, increasing $12.9 million, or 3.5%, compared to March 31, 2016 and $22.3 million, or 6.2%, compared to June 30, 2015. Due to the Company’s recent initiative in financing home improvement loans, other consumer loans continued to grow as balances increased $12.3 million, or 120.4%, compared to March 31, 2016 and $19.9 million, or 733.3%, compared to June 30, 2015. The trailer portfolio also had a solid quarter as balances increased $4.9 million, or 7.1%, compared to March 31, 2016 and $8.7 million, or 13.2%, compared to June 30, 2015. Recreational vehicle lending contributed to the growth as well as balances increased $3.2 million, or 7.7%, compared to March 31, 2016 and $10.0 million, or 29.2%, compared to June 30, 2015.

Overall credit quality continued to remain strong as total delinquencies 30 days or more past due as a percent of total loans receivable dropped to 0.09% as of June 30, 2016 from 0.12% as of March 31, 2016. During the quarter, a commercial and industrial loan with an outstanding balance of $4.7 million was placed on nonaccrual status and a specific allowance of $0.5 million was added to the allowance for loan losses. As a result, nonperforming loans to loans receivable increased to 0.51% as of June 30, 2016 from 0.04% as of March 31, 2016 and 0.02% as of June 30, 2015. Additionally, nonperforming assets to total assets increased to 0.60% as of June 30, 2016 from 0.32% as of March 31, 2016 and 0.43% as of June 30, 2015.

The allowance for loan losses was $10.0 million as of June 30, 2016 compared to $9.2 million as of March 31, 2016 and $7.1 million as of June 30, 2015. Due to the increase in nonperforming loans, the allowance as a percentage of total nonperforming loans declined to 177.6% as of June 30, 2016 from 2,512.3% as of March 31, 2016 and 3,762.2% as of June 30, 2015. The allowance as a percentage of total loans receivable was 0.90% as of June 30, 2016 compared to 0.89% as of March 31, 2016 and 0.87% as of June 30, 2015.

Net charge-offs of $0.1 million were recognized during the second quarter, resulting in net charge-offs to average loans receivable of 0.05% as compared to 0.03% for the first quarter and net recoveries of 0.20% for the second quarter 2015. The provision for loan losses in the second quarter was $0.9 million compared to $0.9 million for the first quarter and $0.3 million for the second quarter 2015.

Capital
During the second quarter, total shareholders’ equity increased $27.8 million, due primarily to capital raising activities that included an underwritten offering of 895,955 shares of common stock and sales of an additional 139,811 shares in an “at-the-market” equity offering program. In the aggregate, the offerings resulted in $22.8 million of net proceeds for the Company. Additionally, net income earned during the quarter and the change in the unrealized gain/loss related to the investment portfolio contributed to the increase in total shareholders’ equity, partially offset by declared dividends. As of June 30, 2016, the Company’s tier 1 leverage, common equity tier 1, tier 1 and total risk-based capital ratios were 8.08%, 10.66%, 10.66% and 12.54% compared to 7.65%, 9.38%, 9.38% and 11.38% as of March 31, 2016, respectively. The increases in regulatory capital ratios were due to the equity offerings, partially offset by continued average asset and risk-weighted asset growth. Tangible common equity to tangible assets increased 95 bps during the second quarter to 7.72% as a result of the equity offerings, partially offset by strong balance sheet growth. Tangible book value per share increased to $23.67 as of June 30, 2016 from $22.93 as of March 31, 2016 and $21.23 as of June 30, 2015.

About First Internet Bancorp
First Internet Bancorp is the parent company of First Internet Bank of Indiana, which opened for business in 1999 as the nation’s first state-chartered, FDIC-insured institution to operate solely via the Internet. With customers in all 50 states, First Internet Bank offers consumers services including checking, savings, money market, certificates of deposit and IRA accounts as well as consumer loans, residential mortgages, residential construction loans and home equity products. For commercial clients, it provides commercial real estate loans, commercial and industrial loans and treasury management services. First Internet Bank has been recognized as one of the “Best Banks to Work For” by American Banker Magazine, a “Best Place to Work in Indiana” by a consortium of statewide resources, and a “Top Workplace” by The Indianapolis Star. Additional information about the Company is available at www.firstinternetbancorp.com and additional information about the Bank, including its products and services, is available at www.firstib.com.

Safe Harbor Statement
This press release may contain forward-looking statements with respect to the financial condition, results of operations, plans, objectives, future performance or business of the Company.  Forward-looking statements are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. Forward-looking statements are not a guarantee of future performance or results, are based on information available at the time the statements are made and involve known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from the information in the forward-looking statements.  Factors that may cause such differences include: failures of or interruptions in the communications and information systems on which we rely to conduct our business; failure of our plans to grow our commercial real estate and commercial and industrial loan portfolios; competition with national, regional and community financial institutions; the loss of any key members of senior management; fluctuations in interest rates; general economic conditions; risks relating to the regulation of financial institutions; and other factors identified in reports we file with the U.S. Securities and Exchange Commission.  All statements in this press release, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.

Non-GAAP Financial Measures
This press release contains financial information determined by methods other than in accordance with U.S. generally accepted accounting principles (“GAAP”). Non-GAAP financial measures, specifically tangible common equity, tangible assets, tangible book value per common share, return on average tangible common equity and tangible common equity to tangible assets are used by the Company’s management to measure the strength of its capital and its ability to generate earnings on tangible capital invested by its shareholders. Although management believes these non-GAAP measures provide a greater understanding of its business, they should not be considered a substitute for financial measures determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the table at the end of this release under the caption “Reconciliation of Non-GAAP Financial Measures.”

Contact Information:
Investors/Analysts	Media
Paula Deemer	Nicole Lorch
(317) 428-4628	Senior Vice President, Retail Banking
investors@firstib.com	(317) 532-7906
nlorch@firstib.com

First Internet Bancorp
Summary Financial Information (unaudited)
Amounts in thousands, except per share data
	Three Months Ended			Six Months Ended
	June 30, 2016	March 31, 2016	June 30, 2015	June 30, 2016	June 30, 2015
Net income	$2,834	$2,432	$2,265	$5,266	$4,328

Per share and share information
Earnings per share - basic	$0.57	$0.54	$0.50	$1.11	$0.96
Earnings per share - diluted	0.57	0.53	0.50	1.10	0.95
Dividends declared per share	0.06	0.06	0.06	0.12	0.12
Book value per common share	24.52	23.98	22.28	24.52	22.28
Tangible book value per common share	23.67	22.93	21.23	23.67	21.23
Common shares outstanding	5,533,050	4,497,284	4,484,513	5,533,050	4,484,513
Average common shares outstanding:
Basic	4,972,759	4,541,728	4,529,823	4,757,243	4,523,336
Diluted	4,992,025	4,575,555	4,550,034	4,782,700	4,536,736
Performance ratios
Return on average assets	0.71%	0.72%	0.84%	0.72%	0.84%
Return on average shareholders' equity	9.67%	9.20%	9.15%	9.45%	8.85%
Return on average tangible common equity	10.07%	9.63%	9.60%	9.86%	9.29%
Net interest margin	2.39%	2.78%	2.87%	2.57%	2.86%
Capital ratios [1]
Tangible common equity to tangible assets	7.72%	6.77%	8.66%	7.72%	8.66%
Tier 1 leverage ratio	8.08%	7.65%	8.93%	8.08%	8.93%
Common equity tier 1 capital ratio	10.66%	9.38%	11.12%	10.66%	11.12%
Tier 1 capital ratio	10.66%	9.38%	11.12%	10.66%	11.12%
Total risk-based capital ratio	12.54%	11.38%	12.28%	12.54%	12.28%
Asset quality
Nonperforming loans	$5,639	$367	$188	$5,639	$188
Nonperforming assets	10,173	4,930	4,765	10,173	4,765
Nonperforming loans to loans receivable	0.51%	0.04%	0.02%	0.51%	0.02%
Nonperforming assets to total assets	0.60%	0.32%	0.43%	0.60%	0.43%
Allowance for loan losses to:
Loans receivable	0.90%	0.89%	0.87%	0.90%	0.87%
Nonperforming loans	177.6%	2,512.3%	3,762.2%	177.6%	3,762.2%
Net charge-offs (recoveries) to average loans receivable	0.05%	0.03%	(0.20%)	0.04%	(0.14)%
Average balance sheet information
Loans receivable	$1,072,901	$991,614	$787,339	$1,032,257	$766,512
Securities available-for-sale	358,498	225,077	181,864	291,787	163,654
Other earning assets	97,774	78,291	49,001	88,033	45,342
Total interest-earning assets	1,566,554	1,323,536	1,056,485	1,445,045	1,012,082
Total assets	1,596,504	1,352,832	1,085,118	1,474,668	1,040,731
Noninterest-bearing deposits	27,687	22,899	20,697	25,293	21,477
Interest-bearing deposits	1,284,952	1,033,144	822,735	1,159,048	792,494
Total deposits	1,312,639	1,056,043	843,432	1,184,341	813,971
Shareholders' equity	117,913	106,278	99,333	112,096	98,592

1 Regulatory capital ratios are preliminary pending filing of the Company's regulatory reports

First Internet Bancorp
Condensed Consolidated Balance Sheets (unaudited)
Amounts in thousands
	June 30, 2016	March 31, 2016	June 30, 2015
Assets
Cash and due from banks	$1,868	$2,411	$1,713
Interest-bearing demand deposits	68,140	98,533	28,889
Interest-bearing time deposits	250	1,000	1,250
Securities available-for-sale, at fair value	433,806	315,311	190,767
Loans held-for-sale	44,503	29,491	29,872
Loans receivable	1,111,622	1,040,683	814,243
Allowance for loan losses	(10,016)	(9,220)	(7,073)
Net loans receivable	1,101,606	1,031,463	807,170
Accrued interest receivable	5,508	4,528	3,550
Federal Home Loan Bank of Indianapolis stock	8,595	8,595	6,946
Cash surrender value of bank-owned life insurance	12,932	12,826	12,524
Premises and equipment, net	9,267	8,485	8,120
Goodwill	4,687	4,687	4,687
Other real estate owned	4,488	4,488	4,488
Accrued income and other assets	6,818	5,901	4,669
Total assets	$1,702,468	$1,527,719	$1,104,645

Liabilities
Noninterest-bearing deposits	$28,066	$28,945	$20,994
Interest-bearing deposits	1,360,867	1,214,233	835,509
Total deposits	1,388,933	1,243,178	856,503
Advances from Federal Home Loan Bank	147,974	150,969	140,935
Subordinated debt	12,778	12,751	2,915
Accrued interest payable	138	108	108
Accrued expenses and other liabilities	16,966	12,883	4,276
Total liabilities	1,566,789	1,419,889	1,004,737
Shareholders' equity
Voting common stock	95,642	72,697	72,218
Retained earnings	37,630	35,135	28,928
Accumulated other comprehensive income (loss)	2,407	(2)	(1,238)
Total shareholders' equity	135,679	107,830	99,908
Total liabilities and shareholders' equity	$1,702,468	$1,527,719	$1,104,645

First Internet Bancorp
Condensed Consolidated Statements of Income (unaudited)
Amounts in thousands, except per share data
	Three Months Ended			Six Months Ended
	June 30, 2016	March 31, 2016	June 30, 2015	June 30, 2016	June 30, 2015
Interest income
Loans	$11,661	$11,189	$9,043	$22,850	$17,433
Securities - taxable	1,747	1,169	945	2,916	1,667
Securities - non-taxable	368	165	59	533	59
Other earning assets	195	170	83	365	158
Total interest income	13,971	12,693	10,130	26,664	19,317
Interest expense
Deposits	3,930	2,888	2,137	6,818	4,090
Other borrowed funds	735	664	421	1,399	881
Total interest expense	4,665	3,552	2,558	8,217	4,971
Net interest income	9,306	9,141	7,572	18,447	14,346
Provision for loan losses	924	946	304	1,870	746
Net interest income after provision for loan losses	8,382	8,195	7,268	16,577	13,600
Noninterest income
Service charges and fees	215	200	193	415	369
Mortgage banking activities	3,295	2,254	2,214	5,549	5,100
Gain on sale of securities	177	—	—	177	—
Loss on asset disposals	(48)	(16)	(33)	(64)	(47)
Other	109	102	102	211	202
Total noninterest income	3,748	2,540	2,476	6,288	5,624
Noninterest expense
Salaries and employee benefits	4,329	3,898	3,787	8,227	7,365
Marketing, advertising and promotion	434	464	334	898	786
Consulting and professional fees	895	638	564	1,533	1,156
Data processing	275	274	233	549	481
Loan expenses	200	184	181	384	362
Premises and equipment	963	798	691	1,761	1,333
Deposit insurance premium	215	180	160	395	310
Other	564	569	377	1,133	791
Total noninterest expense	7,875	7,005	6,327	14,880	12,584
Income before income taxes	4,255	3,730	3,417	7,985	6,640
Income tax provision	1,421	1,298	1,152	2,719	2,312
Net income	$2,834	$2,432	$2,265	$5,266	$4,328

Per common share data
Earnings per share - basic	$0.57	$0.54	$0.50	$1.11	$0.96
Earnings per share - diluted	$0.57	$0.53	$0.50	$1.10	$0.95
Dividends declared per share	$0.06	$0.06	$0.06	$0.12	$0.12

All periods presented have been reclassified to conform to the current period classification.

First Internet Bancorp
Average Balances and Rates (unaudited)
Amounts in thousands
	Three Months Ended
	June 30, 2016			March 31, 2016			June 30, 2015
	Average Balance	Interest/Dividends	Yield/ Cost	Average Balance	Interest/Dividends	Yield/ Cost	Average Balance	Interest/Dividends	Yield/ Cost
Assets
Interest-earning assets
Loans, including loans held-for-sale	$1,110,282	$11,661	4.22%	$1,020,168	$11,189	4.41%	$825,620	$9,043	4.39%
Securities - taxable	307,336	1,747	2.29%	202,898	1,169	2.32%	174,057	945	2.18%
Securities - non-taxable	51,162	368	2.89%	22,179	165	2.99%	7,807	59	3.03%
Other earning assets	97,774	195	0.80%	78,291	170	0.87%	49,001	83	0.68%
Total interest-earning assets	1,566,554	13,971	3.59%	1,323,536	12,693	3.86%	1,056,485	10,130	3.85%
Allowance for loan losses	(9,472)			(8,655)			(6,545)
Noninterest-earning assets	39,422			37,951			35,178
Total assets	$1,596,504			$1,352,832			$1,085,118

Liabilities
Interest-bearing liabilities
Interest-bearing demand deposits	$83,712	$114	0.55%	$81,338	$111	0.55%	$76,095	$104	0.55%
Regular savings accounts	28,023	40	0.57%	25,021	36	0.58%	23,873	34	0.57%
Money market accounts	363,767	641	0.71%	350,809	616	0.71%	282,015	503	0.72%
Certificates and brokered deposits	809,450	3,135	1.56%	575,976	2,125	1.48%	440,752	1,496	1.36%
Total interest-bearing deposits	1,284,952	3,930	1.23%	1,033,144	2,888	1.12%	822,735	2,137	1.04%
Other borrowed funds	161,127	735	1.83%	185,618	664	1.44%	137,421	421	1.23%
Total interest-bearing liabilities	1,446,079	4,665	1.30%	1,218,762	3,552	1.17%	960,156	2,558	1.07%
Noninterest-bearing deposits	27,687			22,899			20,697
Other noninterest-bearing liabilities	4,825			4,893			4,932
Total liabilities	1,478,591			1,246,554			985,785
Shareholders' equity	117,913			106,278			99,333
Total liabilities and shareholders' equity	$1,596,504			$1,352,832			$1,085,118

Net interest income		$9,306			$9,141			$7,572

Interest rate spread			2.29%			2.69%			2.78%
Net interest margin			2.39%			2.78%			2.87%

First Internet Bancorp
Average Balances and Rates (unaudited)
Amounts in thousands
	Six Months Ended
	June 30, 2016			June 30, 2015
	Average Balance	Interest/Dividends	Yield/Cost	Average Balance	Interest/Dividends	Yield/Cost
Assets
Interest-earning assets
Loans, including loans held-for-sale	$1,065,225	$22,850	4.31%	$803,086	$17,433	4.38%
Securities - taxable	255,116	2,916	2.30%	159,729	1,667	2.10%
Securities - non-taxable	36,671	533	2.92%	3,925	59	3.03%
Other earning assets	88,033	365	0.83%	45,342	158	0.70%
Total interest-earning assets	1,445,045	26,664	3.71%	1,012,082	19,317	3.85%
Allowance for loan losses	(9,063)			(6,215)
Noninterest-earning assets	38,686			34,864
Total assets	$1,474,668			$1,040,731

Liabilities
Interest-bearing liabilities
Interest-bearing demand deposits	$82,525	$225	0.55%	$75,752	$206	0.55%
Regular savings accounts	26,522	76	0.58%	22,991	66	0.58%
Money market accounts	357,288	1,257	0.71%	278,185	995	0.72%
Certificates and brokered deposits	692,713	5,260	1.53%	415,566	2,823	1.37%
Total interest-bearing deposits	1,159,048	6,818	1.18%	792,494	4,090	1.04%
Other borrowed funds	173,372	1,399	1.62%	123,680	881	1.44%
Total interest-bearing liabilities	1,332,420	8,217	1.24%	916,174	4,971	1.09%
Noninterest-bearing deposits	25,293			21,477
Other noninterest-bearing liabilities	4,859			4,488
Total liabilities	1,362,572			942,139
Shareholders' equity	112,096			98,592
Total liabilities and shareholders' equity	$1,474,668			$1,040,731

Net interest income		$18,447			$14,346

Interest rate spread			2.47%			2.76%
Net interest margin			2.57%			2.86%

First Internet Bancorp
Loans and Deposits (unaudited)
Amounts in thousands
	June 30, 2016		March 31, 2016		June 30, 2015
	Amount	Percent	Amount	Percent	Amount	Percent
Commercial loans
Commercial and industrial	$111,130	10.0%	$106,431	10.2%	$89,316	11.0%
Owner-occupied commercial real estate	46,543	4.2%	47,010	4.5%	39,405	4.8%
Investor commercial real estate	12,976	1.2%	14,756	1.4%	20,163	2.5%
Construction	53,368	4.8%	52,591	5.1%	20,155	2.5%
Single tenant lease financing	500,937	45.1%	445,534	42.8%	279,891	34.4%
Total commercial loans	724,954	65.3%	666,322	64.0%	448,930	55.2%

Consumer loans
Residential mortgage	202,107	18.2%	208,636	20.1%	207,703	25.5%
Home equity	38,981	3.5%	40,000	3.8%	49,662	6.1%
Trailers	74,777	6.7%	69,845	6.7%	66,080	8.1%
Recreational vehicles	44,387	4.0%	41,227	4.0%	34,366	4.2%
Other consumer loans	22,592	2.0%	10,251	1.0%	2,711	0.3%
Total consumer loans	382,844	34.4%	369,959	35.6%	360,522	44.2%

Net deferred loan fees, premiums and discounts	3,824	0.3%	4,402	0.4%	4,791	0.6%

Total loans receivable	$1,111,622	100.0%	$1,040,683	100.0%	$814,243	100.0%

	June 30, 2016		March 31, 2016		June 30, 2015
	Amount	Percent	Amount	Percent	Amount	Percent
Deposits
Noninterest-bearing deposits	$28,066	2.0%	$28,945	2.3%	$20,994	2.5%
Interest-bearing demand deposits	83,031	6.0%	89,180	7.2%	77,822	9.1%
Regular savings accounts	28,900	2.1%	27,279	2.2%	24,405	2.8%
Money market accounts	373,932	26.9%	366,195	29.5%	278,791	32.5%
Certificates of deposits	862,150	62.1%	718,733	57.8%	440,936	51.5%
Brokered deposits	12,854	0.9%	12,846	1.0%	13,555	1.6%
Total deposits	$1,388,933	100.0%	$1,243,178	100.0%	$856,503	100.0%

First Internet Bancorp
Reconciliation of Non-GAAP Financial Measures
Amounts in thousands, except per share data
	Three Months Ended			Six Months Ended
	June 30, 2016	March 31, 2016	June 30, 2015	June 30, 2016	June 30, 2015
Total equity - GAAP	$135,679	$107,830	$99,908	$135,679	$99,908
Adjustments:
Goodwill	(4,687)	(4,687)	(4,687)	(4,687)	(4,687)
Tangible common equity	$130,992	$103,143	$95,221	$130,992	$95,221

Total assets - GAAP	$1,702,468	$1,527,719	$1,104,645	$1,702,468	$1,104,645
Adjustments:
Goodwill	(4,687)	(4,687)	(4,687)	(4,687)	(4,687)
Tangible assets	$1,697,781	$1,523,032	$1,099,958	$1,697,781	$1,099,958

Common shares outstanding	5,533,050	4,497,284	4,484,513	5,533,050	4,484,513

Book value per common share	$24.52	$23.98	$22.28	$24.52	$22.28
Effect of goodwill	(0.85)	(1.05)	(1.05)	(0.85)	(1.05)
Tangible book value per common share	$23.67	$22.93	$21.23	$23.67	$21.23

Total shareholders' equity to assets ratio	7.97%	7.06%	9.04%	7.97%	9.04%
Effect of goodwill	(0.25%)	(0.29%)	(0.38%)	(0.25)%	(0.38)%
Tangible common equity to tangible assets ratio	7.72%	6.77%	8.66%	7.72%	8.66%

Total average equity - GAAP	$117,913	$106,278	$99,333	$112,096	$98,592
Adjustments:
Average goodwill	(4,687)	(4,687)	(4,687)	(4,687)	(4,687)
Average tangible common equity	$113,226	$101,591	$94,646	$107,409	$93,905

Return on average shareholders' equity	9.67%	9.20%	9.15%	9.45%	8.85%
Effect of goodwill	0.40%	0.43%	0.45%	0.41%	0.44%
Return on average tangible common equity	10.07%	9.63%	9.60%	9.86%	9.29%